Exhibit 4.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement"), is dated as of _____ (the “Effective Date”), by and between _____ ("Executive") and Hollysys Automation Technologies Ltd., a British Virgin Islands company having its principal office at No.2 Disheng Middle Road, Beijing Economic-Technological Development Area, Beijing 100176, P.R.C. (the "Company").

NOW, THEREFORE, IN CONSIDERATION of the foregoing facts, the mutual covenants and agreements contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.     Employment, Duties and Acceptance.

1.1 The Company hereby agrees to the employment of Executive in the capacity of _______________ of the Company, and Executive hereby accepts such employment on the terms and conditions contained in the Agreement, for an initial period (the "Initial Term") beginning on the Effective Date and continuing for a period of _______________ years thereafter unless earlier terminated in accordance with Section 3 of this Agreement, provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of this Agreement at least 90 days prior to the applicable Renewal Date.

1.2 Executive shall report to the _______________, devote his/her best business efforts to the Company and its subsidiaries, and shall have such reasonable, usual and customary duties of such office and title as may be delegated to Executive from time to time by the Company's Chief Executive Officer or Board of Directors. Executive shall have those responsibilities normally discharged by persons in his/her position in a U.S. public company.

1.3 Executive agrees to the best of his/her ability and experience that he/she will at all times faithfully perform all of the duties and obligations required of and from Executive, consistent and commensurate with Executive's position, pursuant to the terms hereof. During the term of Executive's employment relationship with the Company, Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company or its subsidiaries. Notwithstanding the foregoing, Executive will be permitted to (i) with the prior written consent of the Board of Directors act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization that is not competitive with the business of the Company or its subsidiaries, (ii) accept speaking or presentation engagements in exchange for honoraria, or (iii) own no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national securities exchange, or quoted on the OTC Bulletin Board, OTCQX or OTCQB, provided that such activities listed in (i) through (iii) do not materially interfere with Executive's obligations to the Company and its subsidiaries as described above. Executive will comply with and be bound by the Company's operating policies, procedures and practices as provided in writing to Executive from time to time and in effect during the term of Executive's employment.

2. Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of not less than US_____during the term hereof. During Executive's employment, salary will be paid not less frequently than every month without the prior written consent of Executive.

2.2 The Company shall also pay to Executive such bonuses as may be determined from time to time by the Board of Directors or the Compensation Committee of the Board of Directors. The amount of annual bonus payable to Executive may vary at the discretion of the Compensation Committee or the Board of Directors. In determining the annual bonus to be paid to Executive, the Board of Directors or the Compensation Committee may, among other factors they believe to be appropriate, consider, and give varying degrees of importance to, Executive's contribution to the following:

(a)       Achievement by the Company of specific identified targets selected by the Board of Directors or the Compensation Committee from time to time;

(b)       Effective and efficient financial management of the Company;

(c)       Accurate financial reporting;

(d)       Scientific financial planning of the Company;

(e)       Other related achievement regarding the financial management;

(f)       Such other criteria as the Board of Directors or the Compensation Committee deems to be relevant.

2.3 Executive is entitled to being granted equity awards of the Company pursuant to the Company’s equity incentive plans or arrangements as determined by the Board of Directors or the Compensation Committee.

2.4 During his/her employment, Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company, as of the Effective Date.

2.5 During his/her employment, Executive will be eligible for a _____ vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

2.6 During his/her employment, Executive shall be eligible to participate in any employee benefit plans maintained by the Company for other executive officers, subject in each case to the generally applicable terms and conditions of the plan in question, the determinations of any person or committee administering such plan, and any applicable law.

2.7 During his/her employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his/her duties hereunder. The business class seating is deemed to be reasonable for overseas flight time longer than_____hours. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

3.     Termination of Employment.

3.1 If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages award or compensation other than as provided in this Agreement unless otherwise approved by the Board of Directors or the Compensation Committee.

3.2 During the Initial Term, the employment relationship may be terminated as follows: (i) by Executive for Good Reason (as defined in Section 3.5 below), upon at least ninety (90) days' written notice to the Company, effective as of the date set forth in such notice or such earlier date determined by the Company following such notice; (ii) by the Company without Cause (as defined in Section 3.4 below), upon at least ninety (90) days' written notice to Executive, effective as of the date set forth in such notice or such earlier date determined by Executive following such notice; (iii) by the Company for Cause with immediate effect; or (iv) upon Executive's death or Disability (as defined in Section 3.6 below) with immediate effect. Following the Initial Term, the employment relationship may be terminated by Executive or the Company at any time and for any reason; provided that, either party shall be required to give the other party at least 90 days advance written notice of any termination of Executive's employment unless such termination is effectuated by the Company with Cause or upon Executive’s death or Disability, each of which requires no advance notice.

3.3 If Executive's employment terminates for any reason at any time, including but not limited to either party's failure to renew the Agreement in accordance with Section 1.1, Executive's voluntary election to terminate his/her employment with or without Good Reason, termination by the Company with or without Cause, or upon Executive's death or Disability, Executive (or Executive's estate in the case of death) will receive payment(s) for all salary and unpaid vacation accrued as of the date of termination of employment, and shall be entitled to receive all vested equity awards as of the date of Executive's termination of employment subject to Executive’s written agreement with the Company with respect to such equity awards, and shall be entitled to all accrued benefits and to any additional benefits pursuant to the Company plans or policies in effect at the time of termination or as required by law, less all required withholdings.

3.4 For purposes of this Agreement, "Cause" for Executive's termination will exist at any time after the happening of one or more of the following events as reasonably and solely determined by the Board of Directors:

(a) Executive's continued failure to substantially perform Executive's duties, including Executive's refusal to comply in any material respect with the legal directives of the Board of Directors so long as such directives are not inconsistent with the Executive's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or

(b) Executive's dishonest or fraudulent conduct, or deliberate attempt to do an injury to the Company or any of its subsidiaries, or conduct that materially discredits the Company or any of its subsidiaries or is materially detrimental to the reputation of the Company or any of its subsidiaries, including conviction of a felony; or

(c) Executive's breach of any obligation under Section 4 below, including without limitation, Executive's theft or other misappropriation of proprietary information of the Company or any of its subsidiaries.

3.5 For purposes of this Agreement, "Good Reason" for Executive to terminate his employment shall exist if Executive voluntarily resigns after having provided the Company with required written notice of any of the following circumstances:

(a) a material reduction in Executive's job position or responsibilities to a position or to responsibilities substantially lower than the position and responsibilities assigned to Executive upon commencement of the employment relationship pursuant to this Agreement which has not been cured by the Company within ninety (90) calendar days after notice of such occurrence is given by Executive to the Company;

(b) a failure by the Company to comply with any provision of Section 2 of this Agreement which has not been cured within ninety (90) calendar days after notice of such noncompliance has been given by Executive to the Company.

3.6 "Disability" as used herein means Executive's inability to discharge a material portion of his responsibilities as set forth in Section 1 on account of a physical or mental disability for either four (4) consecutive months or six (6) non-consecutive months during a 12-month period. A termination of Executive's employment due to Disability will exist upon Executive's Disability and the Company's election to terminate Executive's employment.

4. Protection of Confidential Information; Non-Competition.

4.1 Executive understands and acknowledges that during the course of employment by the Employer, he/her will have access to and learn about confidential, secret, and proprietary documents, materials, data, and other information, in tangible and intangible form, of and relating to the Company and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information").

(a) Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of Executive's authorized employment duties to the Company or with the prior consent of Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of Executive's authorized employment duties to the Company or with the prior consent of Board of Directors acting on behalf of the Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Executive shall promptly provide written notice of any such order to Board of Directors.

(b) Executive understands and acknowledges that his/her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after he/she begins employment by the Company) and shall continue during and after his/her employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive's behalf.

4.2 Executive hereby agrees that he/she shall not, during his/her employment pursuant to this Agreement and for a period of thirty-six (36) months thereafter, do any of the following without the prior written consent of the Board of Directors:

(a) carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) in any parts of the Peoples' Republic of China where the Company or any of its subsidiaries conduct their business, which is competitive with the business conducted by the Company or any of its subsidiaries (as conducted now or as those businesses come to be conducted during the term of Executive's employment), nor engage in any other activities that conflict with Executive's obligations to the Company and its subsidiaries.

(b) solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his/her or its purchase of the products and/or services of the Company or any of its subsidiaries to any person, firm, corporation, institution or other entity in competition with the business of the Company or any of its subsidiaries.

(c) solicit or influence or attempt to influence any person employed by or a consultant to the Company or any of its subsidiaries to terminate or otherwise cease his or her employment or consulting relationship with the Company or any of its subsidiaries or become an employee of any competitor of the Company or its subsidiaries.

(d) If Executive commits a breach of any of the provisions of Sections 4.2, in addition to Section 3, the Company shall have the right:

(i) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(ii) to require Executive to account for and pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Section 4.2, and Executive hereby agrees to account for and pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

(e) The restrictions in Section 4.2(a) to (c) are regarded by the Company and Executive as fair and reasonable, and the Company and Executive hereby expressly confirm, declare and represent to each other that they are so regarded by them. However, it is hereby declared that each of the restrictions in this Section 4.2 is intended to be separate and severable. If any restriction is held to be unreasonably wide but would be valid if part of the wording were to be deleted or the range of activities or businesses were to be reduced in scope, such restriction will apply with so much of the wording deleted or modified as may be necessary to make it valid.

5. Successors.

5.1 This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets, which becomes bound by this Agreement.

5.2 This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Indemnification. The Company shall indemnify, defend and hold harmless Executive, to the full extent allowed by the law of the British Virgin Islands, and as provided by, or granted pursuant to, any charter provision, Bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office.

7. Miscellaneous Provisions.

7.1 All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the party to receive the same, when transmitted by electronic means, or when mailed first class postage prepared, by certified mail, return receipt requested, addressed to the party to receive the same at his/her or its address as the party shall have specified by written notice given in the manner provided for in this Section 7.1.

7.2 No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

7.3 No other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

7.4 All payments made under this Agreement shall be subject to reduction to reflect taxes of other charges required to be withheld by law.

7.5 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of British Virgin Islands (except provisions governing the choice of law).

7.6 The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

7.7 This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

7.8 Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Hong Kong in accordance with the rules of the Hong Kong International Arbitration Centre by one arbitrator appointed in accordance with said rules. Executive and the Company shall split the cost of the arbitration filing and hearing fees and the cost of the arbitrator. The arbitrator will award attorney fees to the prevailing party. The arbitrator shall apply the laws of British Virgin Islands, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

7.9 The headings of the paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

7.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”	“EXECUTIVE”

Hollysys Automation Technologies Ltd.

By
Name:
Title :

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